Exhibit 99.1

InSite Vision Reports Third Quarter 2005 Financial Results; Conference Call to Begin at 10:30 a.m. ET Today

ALAMEDA, Calif.--(BUSINESS WIRE)—November 14, 2005--InSite Vision Incorporated (AMEX:ISV) an ophthalmic products company currently focused on developing therapies that treat ocular infection, glaucoma, and retinal diseases today reported financial results for the three and nine months ended September 30, 2005.

Net loss for the 2005 third quarter was $3.5 million, or $0.04 per share, compared with a net loss of $3.3 million, or $0.05 per share, for the 2004 third quarter. For the nine months ended September 30, 2005, the Company reported a net loss of $11.1 million, or $0.16 per share, compared with net loss of $2.4 million, or $0.06 per share, for the nine months ended September 30, 2004.

Research and development (R&D) expenses increased to $2.7 million during the third quarter of 2005 from $2.6 million for the third quarter of 2004. The increase in R&D expenses reflects costs associated with the AzaSite™ Phase 3 clinical trials and with preparation of the related New Drug Application (NDA). R&D expenses for the nine months ended September 30, 2005 increased to $8.2 million, compared with $5.0 million for the first nine months ended September 30, 2004, also reflecting costs associated with the AzaSite Phase 3 clinical trials and preparation of the related NDA.

Selling, general and administrative (SG&A) expenses increased to $823,000 in the third quarter of 2005 from $781,000 in the third quarter of 2004. SG&A expenses for the nine months ended September 30, 2005 increased to $2.9 million, compared with $2.6 million for the nine months ended September 30, 2004.

InSite Vision had cash and cash equivalents of $3.2 million at September 30, 2005, compared with cash and cash equivalents of $5.4 million at December 31, 2004. InSite Vision expects that its current cash is sufficient to fund its operations until approximately the middle of December 2005.

"We were very pleased to have completed the enrollment in one of our Phase 3 clinical trials of our lead product, AzaSite. We are looking forward to sharing the results of this trial in the near future and completing the enrollment in the second Phase 3 clinical trial. We continue on track to file a New Drug Application (NDA) for AzaSite with the U. S. Food and Drug Administration (FDA) in early 2006,” said S. Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision. “We were also pleased to have the opportunity to share the InSite Vision story with many new investors at a number of recent conferences."

Recent Company Developments

On September 22, the Company announced that a manufacturing supply agreement had been signed with Cardinal Health for the manufacture of commercial units of AzaSite ™ (azithromycin 1% solution in DuraSite). Cardinal Health manufactured the clinical trial supplies and registration batches, which will support the filing of an NDA during the first half of 2006. Under the agreement, Cardinal Health will be responsible for manufacture, packaging, and release testing of commercial AzaSite units if the drug has been approved by the Food and Drug Administration.

On September 29, InSite Vision announced the completion of enrollment for one of two pivotal clinical trials with AzaSite ™ (azithromycin 1% solution in DuraSite). Patients were recruited from the United States and Latin America in a randomized design that included both children and adults. The fully enrolled study was a randomized, double blind, active-controlled evaluation of the safety and efficacy of AzaSite in patients with bacterial conjunctivitis. The goal of the study was to show equivalent efficacy between patients treated with AzaSite and Tobramycin ophthalmic solution, 0.3%. Results from this study are expected to be announced by the end of November, 2005. In the second study, which is nearing completion, patients receive either AzaSite or placebo.

In the past three months, InSite Vision senior management presented at four major investor conferences. In September and October, two presentations were made in San Francisco to investors at the Think Equity Partners, LLC Annual Growth Conference and the BIO InvestorForum. In late October and November, presentations were made in New York at the C.E. Unterberg, Towbin Emerging Growth Life Science and the 7th Annual Rodman and Renshaw TechVest Healthcare Conferences.

InSite Vision was featured in November on Herd Television. The videotaped interview with Dr. Chandrasekaran can be found on http://www.herdonthestreet.com. The Herd TV interview allows viewers to see the CEO speak about InSite Vision’s business, market, products (and stages they’re in), advantages and future plans.

Conference Call

Kumar Chandrasekaran, Ph.D., Chief Executive Officer, and Sandra Heine, Vice President, Finance and Administration, will host a financial community conference call beginning at 10:30 a.m. Eastern Time today to discuss these results and answer questions.

Individuals interested in listening to the conference call may do so by dialing (800) 811-8845 for domestic callers or (913) 981-4905 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (719) 457-0820 for domestic callers or (888) 203-1112 for international callers. All callers will have to enter the Replay Passcode: 7979741.

The live conference call will also be available via the Internet on the investor relations section of the Company's Web site at www.insitevision.com, and a recording of the call will be available for 90 days following the completion of the call. A copy of this press release will be filed as a Current Report on Form 8-K and posted on the Company's Web site prior to the call.

About InSite Vision

InSite Vision Incorporated's lead product candidate is AzaSite, an eye-drop for the treatment of bacterial infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers once a day dosing is attractive to the patient and the eye-care physician. The Company intends to expand this "technology platform" to include additional indications and products for the worldwide market.

In the genomic area, the Company has continued to focus on research for genes related to glaucoma. The TIGR gene is one of several in its genomic portfolio. A portion of this research has been incorporated into the Company's commercially available OcuGene® genetic test for glaucoma management. OcuGene is a prognostic test that detects a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.

Additional information can be found at the Company’s website, www.insitevision.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of initiation and completion of current and future clinical trials, the success thereof, the timing of filing an NDA for AzaSite, the potential benefits and commercialization of AzaSite™, the timing and success thereof, and our plans with respect to expansion of our AzaSite technology platform. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to obtain additional financing when needed; InSite Vision’s ability to enroll and complete future clinical trials for AzaSite™; the results of InSite Vision’s clinical trials, particularly for AzaSite™; InSite Vision’s ability to commence, complete and file an NDA with the U.S. FDA for AzaSite™ and its other product candidates, and receive approval from the FDA for the commercialization of AzaSite™ and its other product candidates; InSite Vision’s ability to expand its technology platform to include additional indications and patent options; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene® glaucoma genetic test. AzaSite™, ISV- 205 and ISV-014; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite™ and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to OcuGene®, AzaSite™ and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, as amended, and its quarterly reports on Form 10-Q. Any projections in this press release and/or conference call are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release and/or conference call is still valid at any later date.

Note to Editors: OcuGene® is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene® are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2005 and 2004
(in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2005	2004	2005	2004

Contract and product revenues, net	$1	$49	$3	$541
Cost of Goods	3	3	11	11
Operating expenses:
Research and development	2,663	2,605	8,222	4,956
Selling, general and administrative	823	781	2,909	2,586
Total	3,486	3,386	11,131	7,542
Loss from operations	(3,488)	(3,340)	(11,139)	(7,012)
Gain on sale of assets	-	-	-	4,616
Interest (expense) and other
income, net	-	-	(4)	(43)
Net loss applicable to common
stockholders	$(3,488)	$(3,340)	$(11,143)	$(2,439)

Net loss per share applicable to common
stockholders, basic and diluted	(0.04)	(0.05)	(0.16)	(0.06)
Shares used to calculate net loss per
share, basic and diluted	78,903	62,371	70,698	43,667

InSite Vision Incorporated

Condensed Consolidated Balance Sheets
At September 30, 2005 and December 31, 2004
(in thousands; unaudited)

	September 30,	December 31,
	2005	2004

Assets:
Cash and cash equivalents	$3,258	$5,351
Prepaid expenses and other assets	68	259
Property and equipment, net	126	86
Total assets	$3,452	$5,696

Liabilities and stockholders' equity:
Current liabilities	$2,967	$2,095
Stockholders' equity	485	3,601
Total liabilities and stockholders' equity	$3,452	$5,696

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CONTACT: InSite Vision Incorporated
S. Kumar Chandrasekaran/Sandra Heine, 510-865-8800
www.insitevision.com
or
Friedland Corporate Investor Services LLC.
Jeffrey Friedland/Rebecca Hunt/Jesse Blum, 866-356-0651
(Investors)
www.friedlandcorporateinvestorservices.com